Exhibit 3.58

FIRST AMENDED AND RESTATED DECLARATION OF OPERATING AGREEMENT

OF

QLD INVESTMENT PROPERTIES WICHITA TECHNOLOGY GROUP, L.L.C.

THIS FIRST AMENDED AND RESTATED DECLARATION OF OPERATING AGREEMENT (this “Agreement”) of QLD Investment Properties Wichita Technology Group, L.L.C., a Kansas limited liability company (the “Company”), is made and entered into as of the 23rd day of October, 2009, by QualityTech, LP, a Delaware limited partnership, as the sole member (the “Member”).

RECITALS

WHEREAS, Articles of Organization of the Company (as amended or amended and restated from time to time, the “Articles of Organization”) were filed with the Secretary of State of the State of Kansas on November 24, 2004, pursuant to and in accordance with the provisions of the Kansas Revised Limited Liability Company Act, as amended from time to time (the “Act”);

WHEREAS, Chad L. Williams, L.L.C. (“Williams LLC”), the initial member of the Company, entered into that certain Declaration of Operating Agreement of the Company, dated as of November 24, 2004 (the “Original Agreement”);

WHEREAS, in connection with that certain Contribution Agreement, dated as of October 23, 2009, by and among Chad L. Williams, Mark D. Waddington, Williams LLC, Quality Investment Group QTS, LLC, Quality Technology Services Holding, LLC and the Member (the “Contribution Agreement”), and pursuant to an assignment and assumption agreement executed thereunder, the Member acquired 100% of the limited liability company interests in the Company and was admitted as a member of the Company; and

WHEREAS, the Member, as the sole member of the Company, now desires to amend and restate the Original Agreement in its entirety and to adopt this Agreement to set forth the terms governing the affairs of the Company, the conduct of its business and certain rights and obligations of the Member with respect to the Company.

NOW THEREFORE, in consideration of the following and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby adopts this Agreement to amend and restate the Original Agreement and agrees to continue the Company as a limited liability company pursuant to and in accordance with the Act and this Agreement as follows:

ARTICLE I. ORGANIZATION

Section 1.1.          Formation of the Company.    The Member hereby declares itself to be the sole member of the Company, with all of the rights of a member in a limited liability company formed under the provisions of the Act for the limited purposes set forth in this Agreement. “Articles of Organization” which conform to the requirements of the Act have been filed in the appropriate governmental offices in order to constitute the Company as a valid Kansas limited liability company under the Act, effective as of November 24, 2004.

Section 1.2.          Name.    The name of the limited liability company continued hereby is QLD Investment Properties Wichita Technology Group, L.L.C., and such name shall be used at all times in connection therewith.

Section 1.3.          Term.    The term of the Company commenced upon the filing of the Articles of Organization and shall continue until the cancellation of the Articles of Organization as provided in the Act.

Section 1.4.          Character of Business; Powers.    The business of the Company (the “Business”) is to (1) acquire, own, and operate the Business Property, (2) finance, hold, manage, sell, or otherwise dispose of all or any part of the Business Property, and (3) exercise all rights and powers and engage in all activities related or ancillary to the foregoing which a limited liability company may legally exercise pursuant to the Act.

Section 1.5.          Name and Address of the Member.    The name and mailing address of the Member are as follows:

QualityTech, LP

12851 Foster Street, Suite 205

Overland Park, Johnson County, Kansas 66213

Section 1.6.          Principal Place of Business.    The principal place of business of the Company shall be located at the Member’s address as set forth above, or such other location as the Member may hereafter determine.

Section 1.7.          Domestic Registered Agent and Registered Office.    The name of the Company’s registered agent for service of process in Kansas and its registered office in Kansas shall be Shirley E. Goza, 12851 Foster Street, Suite 205, Overland Park, Johnson County, Kansas 66213. The Member may change such registered resident agent and/or registered office, at any time, by making all appropriate filings.

Section 1.8.          Certain Definitions.    As used herein, the following terms have the following meanings:

(A)         “Affiliate” means with respect to any Member, or its successor (as applicable), any other (1) officer, director, employee, member, shareholder, partner, beneficiary, or trustee of such Member or successor, (2) Person controlled by or under common control with such Member or successor, (3) officer, director, employee, member, shareholder, partner, beneficiary, or trustee of a Person described in (2), (4) relative within the third degree of kindred of such Member or Successor or of a Person described in (1) through (3) above, or (5) trust established for the benefit of any Person described in (1) through (4) above.

(B)         “Agreement” means this First Amended and Restated Declaration of Operating Agreement, as amended, restated, or supplemented from time to time as herein provided.

(C)         “Business Property” means all property, assets, and interests (whether real or personal, tangible or intangible) owned or held from time to time by the Company, including the property set forth on Exhibit A (the “Property”).

(D)         “Company” means the limited liability company continued hereby.

(E)         “Extraordinary Loss” means any sum paid or payable by the Company to (1) defend, settle, or compromise any threatened, pending or completed action, suit, or proceeding against the Company, whether civil, criminal, administrative, or investigative, including punitive or exemplary damages or any loss resulting from any Member’s Misconduct, (2) discharge any judgment entered therein, and (3) pay all legal fees and other expenses incurred by the Company in connection therewith.

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(F)         “Member” means QualityTech, LP.

(G)         “Operating Proceeds” for the applicable period means all cash receipts of the Company during such period (excluding Dissolution Proceeds) plus the amount of any cash released from Company reserves during such period, less the following costs and expenses paid during such period (to the extent not paid from reserves):

(1)	cash operating expenses;

(2)	interest and principal payments on any indebtedness of the Company;

(3)	cash expenditures for repairs, supplies, capital improvements, investments in assets, and other capital items; and

(4)	any additions to Company reserves which the Member causes the Company to make.

(H)         “Person” means an individual, partnership, corporation, limited liability company, trust, or other association.

Section 1.9.          Additional Definitions.     The definitions in Section 1.8 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereunder,” and similar terms shall refer to this Agreement, unless the context otherwise requires.

ARTICLE II. CAPITAL CONTRIBUTIONS

Section 2.1.          Initial Capital Contribution.

(A)         The Member is deemed to have contributed to the Company the Property described on Exhibit A hereto.

(B)         The Member may, in the exercise of its sole and absolute discretion, from time to time contribute, either directly or through employees, agents, and/or officers (or their equivalent) of the Member or its affiliate, labor or administrative services in connection with the routine conduct of the Business and the development and maintenance of the Business Property and make additional capital contributions from time to time to pay routine operating expenses incurred by the Company with respect to the Business Property; PROVIDED, HOWEVER, that, the Member shall not be obligated to make contributions to the capital of the Company for Extraordinary Losses or other unusual or non-reoccurring costs or expenses without the prior written consent of the Member, which may be given or withheld in its sole and absolute discretion.

Section 2.2.          No Additional Capital Contributions.     The Member shall not be required to make any additional capital contributions or loans to the Company or be personally liable for the payment of any debts of the Company.

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ARTICLE III. DISTRIBUTIONS

Section 3.1.          Distributions of Operating Proceeds. The Company’s Operating Proceeds shall be distributed to the Member at such times as the Member shall determine in its sole discretion.

ARTICLE IV. ALLOCATION OF PROFITS AND LOSSES

Section 4.1.          Profits and Losses. All of the Company’s income, gains, losses, deductions, and credits (and items thereof), for each fiscal year of the Company, shall be reported by the Member for income tax purposes consistent with the provisions of Section 5.4.

ARTICLE V. ACCOUNTING

Section 5.1.          Accounting Methods; Company Records.

(A)         The Company’s books, financial statements, and records shall be prepared in accordance with generally accepted accounting practices, consistently applied. The Company shall use the cash or accrual method of accounting, as determined by the Member and permitted by applicable tax law. All federal, state, and local statements and records of the Company shall be prepared by a firm of certified public accountants selected by the Member.

(B)         The Company shall comply with all recordkeeping requirements imposed by the Act. The Company shall maintain its books, records, and financial statements separate from those of any other Person.

Section 5.2.          Fiscal Year.    The fiscal year of the Company shall be the calendar year.

Section 5.3.          Bank Accounts; Title to Business Property.     The funds of the Company shall be deposited in such bank accounts, or invested in such interest-bearing or noninterest-bearing investments in the Company’s name, as shall be determined by the Member in its sole discretion. The funds of the Company shall not be commingled with the funds of the Member or any other Person, and no Person shall employ such funds in any manner except for the benefit of the Company. Title to the Business Property shall be held, and conveyances thereof, as permitted hereunder, shall be made, in the name of the Company. In no event shall any property or assets held by the Member, in its own capacity, or any Affiliate of the Member (other than the Company) be deemed to be Company property nor shall the Company have any interest therein. It is specifically acknowledged and agreed that the Company’s sole asset shall be the Property as the same may be improved, remodeled, or renovated from time to time, and the net proceeds on profits therefrom until such proceeds on profits are distributed pursuant to Section 3.1 and/or Section 7.2.

Section 5.4            Tax Status. Notwithstanding any provision of this Agreement to the contrary, it is the intention of the Member that the Company be disregarded solely for federal, state, and local income tax purposes. Notwithstanding the foregoing, the Company shall apply for a tax identification number for purposes of identification of income and expense allocable to the Company. The Company shall, as soon as is practicable after the end of each fiscal year, prepare a statement setting forth each item of income, gain, loss, deduction, and credit and forward the same to the Member, who shall report each such item on its income tax return as required by applicable law. Nothing in this Section shall be construed to extend the purposes or expand the obligations or liabilities of the Company or the Member.

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ARTICLE VI. POWERS, RIGHTS, AND DUTIES OF THE MEMBER

Section 6.1.          Management Authority and Duties of Member.     In accordance with Section 17-7693 of the Act, and subject to Section 6.2 of this Agreement, the overall management and control of the Company and the Business shall be vested in the Member, which shall have the exclusive right, authority, and responsibility to participate in the management of the business and affairs of the Company and to enter into transactions on behalf of the Company within the scope of the Business without any vote, act or consent of any other Person; PROVIDED, HOWEVER, that the Member may delegate to third parties ministerial authority to conduct or participate in the day-to-day operations of the Company.

Section 6.2.          Restrictions on Borrowing.    In addition to the limitations set forth elsewhere herein, the Company shall not incur any indebtedness without the prior written approval of QualityTech, LP, in its capacity as the Member.

Section 6.3.          Liability and Indemnification of the Member and Affiliates.

(A)         Neither the Member nor any Affiliate of the Member shall be liable, responsible, or accountable in damages or otherwise to the Company for any action taken or failure to act on behalf of the Company unless such action or omission was an intentional breach of this Agreement or constituted gross negligence, bad faith, or wanton or willful misconduct (collectively, “Misconduct”).

(B)         Except with respect to Misconduct, the Company shall, to the fullest extent permitted under the Act, indemnify and hold harmless the Member and its Affiliates from any loss, damage, liability, or expense incurred or sustained by them by reason of any act performed or any omission for or on behalf of the Company or in furtherance of the interests of the Company, including any judgment, award, settlement, reasonable attorneys’ fees, and other costs and expenses (which may be advanced by the Company) incurred in connection with the defense of any actual or threatened action, proceeding, or claim.

Section 6.4.          Expense Reimbursements.    The Company shall reimburse the Member and the Winding-Up Person (as defined in Section 7.2) for all reasonable out-of-pocket expenses incurred by them in connection with the discharge of their duties under this Agreement.

Section 6.5.          Liability for Company Debts and Obligations.    The Member shall not be personally liable for any of the expenses, liabilities, or obligations of the Company except to the extent expressly provided in an agreement executed by the individual Member evidencing its agreement to be personally liable for such expenses, liabilities, or obligations.

Section 6.6.          Company Obligations.     To the extent this Agreement imposes duties and obligations upon the Company, the Member and its successor-in-interest shall take such actions or cause the Company to take such actions as may be necessary or appropriate to cause the Company to fulfill its duties and obligations hereunder; PROVIDED, HOWEVER, nothing in this Section shall be construed to relieve or expand any obligation of the Member as set forth in this Agreement.

Section 6.7.          Assignment and Resignation of the Member.    The Member may assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company. The Member may resign from the Company. If the Member resigns from the Company pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 6.8, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

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Section 6.8.          Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

ARTICLE VII. DISSOLUTION OF THE COMPANY

Section 7.1.          Liquidation Events. No act, thing, occurrence, event, or circumstance shall cause or result in the dissolution of the Company except that the earliest to occur of any of the following events (each, a “Liquidation Event”) shall work an immediate dissolution of the Company:

(A)         The written consent of the Member;

(B)         The sale or other disposition of all or substantially all of the Business Property; and

(C)         Any event (each, a “Dissociation Event”) described in the Act occurring with respect to the Member.

Section 7.2            Distribution of Proceeds on Dissolution; Winding Up; Reserves.

(A)         Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, satisfying the claims of its creditors, and liquidating its assets, and the Member shall not take any action that is inconsistent with or unnecessary to the winding up of the Company’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Dissolution Proceeds have been distributed pursuant to this Section and the Company has filed articles of termination.

(B)         The Member or, if there is no Member, then the Member’s successor-in-interest (in either case, the “Winding-Up Person”) shall be responsible for overseeing the winding up and liquidation of the Company. As soon as reasonably practical after the occurrence of a Liquidation Event, the Winding-Up Person shall file a notice of winding up and take such other actions as are required under the Act to pay or make provision for the known and unknown claims against the Company. After filing the notice of winding up, the Winding-Up Person shall take full account of the Company’s liabilities and the Business Property, cause the Business Property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom and any other assets and funds of the Company (collectively, the “Dissolution Proceeds”), to the extent sufficient therefor, to be applied and distributed in the following order:

(1)         First, to the payment of the Company’s known debts and liabilities, but if the amount available therefor shall be insufficient, then pro rata on account thereof; and

(2)         Then, the balance, if any, less such reserves (“Dissolution Reserves”) as the Winding-Up Person reasonably determines are necessary or appropriate for anticipated or contingent expenses of the Company, shall be distributed to the Member.

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(C)         To the extent the Winding-Up Person subsequently determines Dissolution Reserves (or any part thereof) to be unnecessary for Company expenses, she/he/it shall cause such amounts to be distributed or paid to the Member, or other Persons who would have received the proceeds comprising such Dissolution Reserves under this Section as if such proceeds had not been used to fund Dissolution Reserves.

(D)         When all of the Company’s property and assets have been applied and/or distributed as provided in this Section, the Winding-Up Person shall file articles of termination as provided in the Act and take such other actions as may be necessary to cause the Company to withdraw from all jurisdictions where the Company is then authorized to transact business. The Winding-Up Person shall not receive any compensation for any services performed pursuant to this Section.

ARTICLE VIII. GENERAL

Section 8.1.          Duration of Agreement: Amendments.     This Agreement may be amended only by a written agreement executed by the Member which specifically and expressly states that it is an amendment to this Agreement.

Section 8.2.          Miscellaneous.     This Agreement and the rights of the Member hereunder shall be governed by and interpreted in accordance with the laws of the State of Kansas. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Member and its legal representatives, successors, and assigns. Captions contained in this Agreement in no way define, limit, or extend the scope or intent of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance shall be held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, the remainder of this Agreement, or the application of such provision to any other Persons or circumstances, shall not be affected thereby and shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MEMBER:

QUALITYTECH, LP

By:	QualityTech GP, LLC, its sole general partner

	By:	/s/ Chad L. Williams
	Name:	Chad L. Williams
	Title:	Chief Executive Officer

Signature Page to A&R Operating Agreement (QLD Wichita)

EXHIBIT A

LEGAL DESCRIPTION

(see attached)